Eaton Vance Municipals Trust
     24 Federal Street
     Boston, MA  02110
     (617) 482-8260



                                                        January 21, 1993




     Massachusetts Tax Free Portfolio
     24 Federal Street
     Boston, MA  02110


     Ladies and Gentlemen:


              With respect to our purchase from you, at the purchase price of $100,000, of an interest (an "Initial Interest") in Massachusetts Tax Free Portfolio (the "Portfolio"), we hereby advise you that we are purchasing such Initial Interest for investment purposes without any present intention of redeeming or reselling.

              The amount paid by the Portfolio on any withdrawal by us of any portion of such Initial Interest will be reduced by a portion of any unamortized organization expenses, determined by the proportion of the amount of such Initial Interest withdrawn to the aggregate Initial Interests of all holders of similar Initial Interests then outstanding after taking into account any prior withdrawals of any such Initial Interest.


                                                Very truly yours,


                                                EATON VANCE MUNICIPALS TRUST
                                                (on behalf of Eaton Vance
                                                Massachusetts Tax Free Fund)


                                                By   /s/ James G. Baur
                                                  ____________________________
                                                        President
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